EXHIBIT 99.1
REPORT FOR THE FOURTH QUARTER 2010
To the Limited Partners of Cronos Global Income Fund XVI, L.P.:
The distribution to Limited Partners for February, March and April 2011 will be $146,636 per month, which is equivalent to 5.50% (annualized) of your original capital contribution. Of this, $33,326 has been generated by net cash provided by operating activities which is equivalent to 1.25% (annualized) of your original capital contribution. $113,310 has been generated from the sale of container rental equipment, which is equivalent to 4.25% (annualized) of your original investment. Your distribution check is enclosed with this report, unless you have provided us with other mailing instructions. To date, approximately $10,842 per $10,000 originally invested has been returned to the Limited Partners, assuming an investment made at the inception of the Partnership in December 1995.
The utilization rate for the Partnership’s container fleet was 97% at December 31, 2010. The combined effects of increased trade volumes on major trade routes, the practice of slow steaming employed by many of the shipping lines, the reduction in the size of the global container fleet in 2009 and the capital constraints experienced by many shipping lines have placed greater reliance on leasing companies. As a result, demand for leased containers has increased. Direct operating expenses, particularly inventory-related expenses, have declined as off-hire container volumes decreased in line with the improved market.
The General Partner remains focused on the Partnership’s liquidation phase as it approaches its 15th year of operations, concentrating its attention on the retirement of the remaining equipment in the Partnership’s container fleet. The Partnership disposed 145 containers during the fourth quarter of 2010, and at December 31, 2010, the Partnership’s fleet consisted of approximately 48% of the original combined fleet. The General Partner will take several factors into consideration when examining options for the timing of the disposal of the remaining containers and the ultimate termination of the Partnership, including the level of net lease revenue generated by the diminishing fleet, the level of costs relative to this revenue, projected disposal proceeds on the disposition of the Partnership’s containers, overall market conditions and any foreseeable changes in other general and administrative expenses.
The following table sets forth the number of containers in the Partnership’s operating lease fleet based on container type, and is measured in twenty-foot equivalent units (TEUs), at December 31, 2010:

	Dry Cargo	Refrigerated
	Containers	Containers	Tank Containers	Total
Container on lease:
Master lease	4,065	35	14	4,114
Term lease
Short term[1]	154	1	17	172
Long term[2]	1,240	14	8	1,262

	1,394	15	25	1,434

Subtotal	5,459	50	39	5,548
Containers off-hire	155	6	4	165

Total container fleet	5,614	56	43	5,713

1.	Short term leases represent term leases that are either scheduled for renegotiation or that may expire on or before 2011.

2.	Long term leases represent term leases that will expire after 2011.
During the first half of 2011, CCC may distribute a request for proposal (“RFP”) to prospective third-party container buyers. A RFP would seek to determine any interest such parties may have in purchasing the remaining containers owned by the Partnership. CCC will not make a decision relating to the final liquidation of the Partnership until any such proposals have been received and fully evaluated. If a decision is made to liquidate the Partnership, the distribution of cash from operations or sales proceeds may be suspended while the liquidation of the remaining containers in the fleet is evaluated. This is to ensure that sufficient cash reserves will be available for expenses relating to the final liquidation and subsequent dissolution of the Partnership. CCC would make one or more liquidating distributions to the Limited Partners on or before the termination of the Partnership, or reinstate the monthly cash distributions should no decision be made to liquidate the fleet in 2011.
No financial statements are presented in this report. Instead, the audited financial statements for 2010 will be included in the 2010 Annual Report, which will be mailed to the limited partners at the end of April 2011. The scheduled mailing date of your 2010 Schedule K-1 tax form, which contains tax information related to your Partnership investment, is March 15, 2011.

February 28, 2011	CRONOS CAPITAL CORP. The General Partner